EXHIBIT 23.4

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-3 of The Vincam Group, Inc. of our report dated March 11, 1997, appearing on page F-1 of The Vincam Group, Inc.'s Amendment No. 1 to the Current Report on Form 8-K dated December 1, 1997 (Commission File No. 0-28148), relating to the financial statements of Staffing Network, Inc. at December 31, 1996 and 1995 and for the years then ended. We also consent to the reference to our firm under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-3.

ERNST & YOUNG LLP

Manchester, New Hampshire
January 26, 1998